Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-3

ASCENTAGE PHARMA GROUP INTERNATIONAL

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Ordinary shares, par value $0.0001 per share	(1)	Other		$		$0.0001381	$0.00
Fees to be Paid	Equity	Ordinary shares, par value $0.0001 per share	(2)	457(o)		$	$200,000,000.00	0.0001381	$27,620.00

Total Offering Amounts:							$200,000,000.00		27,620.00
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$27,620.00

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Offering Note(s)

(1)	The registrant is hereby registering an indeterminate number of securities of each identified class as may from time to time be offered at indeterminant prices, including securities that may be issued upon exercise, conversion, settlement or exchange of securities registered hereunder.

In accordance with Rule 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is deferring payment of all registration fees, other than the registration fee due in connection with $200,000,000 of ordinary shares represented by American Depositary Shares that may be issued and sold from time to time under the sales agreement prospectus contained in this registration statement. Any subsequent registration fees will be paid on a pay-as-you-go basis. The registrant will calculate the registration fee applicable to an offer of securities pursuant to this registration statement based on the fee payment rate in effect on the date of such fee payment. Pursuant to Rule 416 under the Securities Act, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend, or pursuant to anti-dilution provisions of any of the securities. Separate consideration may or may not be received for securities that are issuable upon conversion, exercise, or exchange of other securities.

Each American Depositary Share represents four (4) of ordinary shares, par value $0.0001 per share. Ordinary shares may be in the form of American Depositary Shares. American Depositary Shares issuable on deposit of the ordinary shares registered hereby have been registered under the Registration Statement on Form F-6 (Registration No. 333-284315), which was filed with the Securities and Exchange Commission on January 16, 2025.
(2)	The registration fee has been calculated pursuant to Rule 457(o) under the Securities Act, based upon the proposed maximum aggregate offering price of $200,000,000 of ordinary shares represented by American Depositary Shares that may be offered, issued and sold under the sales agreement prospectus described above.

Each American Depositary Share represents four (4) of ordinary shares, par value $0.0001 per share. Ordinary shares may be in the form of American Depositary Shares. American Depositary Shares issuable on deposit of the ordinary shares registered hereby have been registered under the Registration Statement on Form F-6 (Registration No. 333-284315), which was filed with the Securities and Exchange Commission on January 16, 2025.